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EXHIBIT 21



                              Subsidiaries of Registrant



Digi International Asia Pte., Ltd.
Digi International GmbH
DigiBoard Incorporated FSC
Digi International Israel Inc.
Digi International (HK) Ltd.
Digi International Australia PTY Ltd.
Digi International Limited
Digi International SARL


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